10.1   Sivla Consulting Agreement

                               AGREEMENT

THIS AGREEMENT is made by between thatlook.com, Inc., a business corporation organized under the laws of the state of Nevada with its principal offices located at 5003 Route 611, Stroudsburg, Pennsylvania 18360 ("Client"), arid Sivla, Inc., a business corporation organized under the laws of the state of California with its principal offices located at 1006 4th Street - Top Floor, Sacramento, California 95814 ("Sivla").

WHEREAS Client is a publicly traded company (OTC:BB THAT) offering elective cosmetic surgery financing across the United States; and

WHEREAS Sivla is in, among others things, the business of buying, placing, and brokering advertising media.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

 1. Nature of Agreement. Client engages Sivla and Sivla agrees to act as a marketing consultant to and a media buyer (as this term is normally used in the advertising trade) on behalf of Client to purchase media advertising throughout the United States and Canada in exchange for certain shares of the common stock of Client.


 2. Definitions. For the purposes of this agreement, the following terms, as used in this Agreement, are understood to have the meanings stated herein

  a. Media Advertising - Media Advertising shall consist of any combination of television, billboard, radio, print, Internet or other advertising. Media Advertising, as defined herein, is subject to availability, through Sivla's normal means of procurement, at time of advertising placement.

  b. Rate Card - Rate Card refers to the maximum published rate for a given Media advertising product (also referred to as the published rate card). In this case, the term "a given Media advertising product" Includes, but is not limited, to the length, time, size, time of placement, time of running or time of airing of such advertising as shall govern its maximum published rate.

 3. Effective Date. The Effective Date of this Agreement shall be July 7th, 2000 regardless of the date this Agreement becomes fully executed by the parties hereto.

 4. Purpose of Agreement. As stated above, Client engages Sivla and Sivla agrees to be engaged by Client as a marketing consultant and to purchase on behalf of Client media advertising throughout the United States and Canada in exchange for certain shares of the common stock of Client. This (Section) of the Agreement set's forth the terms governing the procurement of various media advertising by Sivla for Client in exchange for the issuance of the common stock of Client.

a. Agreement Amount. The parties hereto agree that it is their Intention for Sivla to purchase on behalf of Client thirty million ($30,000,000) dollars of Media Advertising an defined and valued herein according to standard Rate Card (Section 2.b.).

b. Term of Agreement. The parties hereto anticipate Sivla will purchase said Media Advertising on behalf of Client over the course of three (3) years from the Effective Date of this Agreement.

c. Marketing Consulting Services. Sivla shall recommend Media Advertising to Client by submitting a written description of the Media Advertising, which includes: demographic information on the recommended advertising, a Rate Card (as defined hereinabove) and the cost of the proposed media advertising. Media advertising shall be deemed approved if not rejected by Client within three(3) business days from Clients receipt of Sivla's recommendation.

d. Pricing of Advertising. The parties hereto agree that certain media outlets may not publish a Rate Card. In the event that a given media outlet does not publish a Rate Card, Sivla shall submit a pricing letter to Client on such media outlet's recommendation.

e. Delivery of Shares. Within fifteen (15) days of the filing date of the Form S-8 registration, as defined in Section 4.f below, Client shall cause seven hundred fifty thousand (750,000) shares of registered common stock to be delivered to Sivla, or its designee, (see 4(h), below) in payment for the marketing consulting and media buying services contracted for herein.

f. Registration Rights & Restrictions. Within seven (7) days of the Effective Date, Client agrees to instruct its securities counsel to commence preparing and filing a Form S-8 with the Securities Exchange Commission to register the aforementioned 750,000 shares to be transferred to Sivla. Sivla agrees to provide Client's securities counsel such representations and warranties as said counsel may reasonably request in order by complete the filing of said Form S-8 on behalf of the aforementioned 750,000 shares, Sivla agrees not to oppose any sale of Client wherein Client shall receive at least three ($3.00) dollars per share in United States currency, or an equivalent value in registered common stock of a NASDAQ, American stock Exchange or New York Stock Exchange listed company, for each thatlook.com share then issued and outstanding.

g. Verification of Advertising. Sivla shall provide Client with a timely verification that Media advertising purchased on behalf of Client has run. In the event that any approved advertising does not run, it will be the obligation of Sivla to purchase on behalf of Client replacement advertising of equal value.

 5. Defaults.

a. Clients Default. Any default by Client in the payment of any amount when due under this agreement, or any extension hereof, or any failure by Client to fulfill any other provisions of this Agreement shall entitle Sivla, at its sole option, to terminate this Agreement upon ten (10) days notice in accordance with 9, below, and notwithstanding any provision hereof to the contrary, Client shall, remain Liable to Sivla for all loss or damage sustained by Sivla by reason of any such failure or default.

b. Sivla's Default. Any default by Sivla in the purchasing of media on behalf of Client, or party failure by Sivla to fulfill any other provisions of this Agreement shall entitle Client, at its sole option, to terminate this Agreement upon ten (10) days notice in accordance with Section 9, below. Notwithstanding any provision hereof to the contrary, Sivla shall be obligated in the event of such termination to return all shares issued to it or its designees for which Advertising Media have not been booked hereunder and subject to verification under Section 4.g. hereof.

 6. Lack of Representations by Sivla. Client's execution of this Agreement indicates its acknowledgement that Sivla has made no representations, express or implied, regarding the ultimate success or failure of the Media advertising to be recommended by Sivla or to be purchased on behalf of Client by Sivla pursuant to this Agreement.

 7. Non-competition & Non-circumvention. Both parties to this Agreement agree that each will refrain, directly or indirectly from utilizing information gained from the other party in any way other than as contemplated hereunder. Further, neither party will circumvent the other party by attempting to take advantage of research and development performed by either party. The parties realize that this non-compete/non-circumvention provision is an essential and material part of this agreement. At the termination of this Agreement or any renewals or extensions hereof, each party shall return to the other any and all confidential information received pursuant hereto.

 8. Reciprocal Indemnification.

a. Client's Indemnification. Client shall protect defend, indemnify and hold harmless Sivla and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Sivla and its officers, directors, employees, successors and assigns which are related to any breach by Client of its representations and warranties, or of its covenants, in this Agreement. Further, Client specifically agrees to protect, defend, indemnify and hold harmless Sivla from and against any losses, damages and expenses incurred defending against a shareholder derivative action initiated by shareholders of Client.

b. Sivla's Indemnification. Sivla shall protect, defend, indemnify and hold harmless Client, and its officers, directors, employees, successors and assigns from and against any losses, damages (including, without limitation, consequential damages and penalties) and expenses (including, without limitation, reasonable counsel fees, costs and expenses incurred in Investigating and defending against the assertion of such liabilities) which may be sustained, suffered or incurred by Client and its officers, directors, employees, successors and assigns which are related to any breach by Sivla of its representations and warranties, or of its covenants, in this Agreement.

 9. Notices. All necessary notices or correspondence required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when hand delivered or when mailed postage prepaid by first class certified mail, return receipt requested:

If to Client:
      thatlook.com,Inc.
      5003 Route 611
      Stroudsburg Pennsylvania 18360


With a copy
If to Sivla:
      Sivla, Inc.
      1006 4th sheet - Top Floor
      Sacramento, California 95814

With a Copy: William McNeir Richmond, Esq.
      William McNeir Richmond, P.C.
      7 Dawson Street
      P.O. Box #889
      Milton, New Hampshire 03851-0889

 10. Public Announcements. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party.

 11. Attorney's Fees. If either party hereto shall breach any of the terms hereof, such party shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including attorneys` fees, incurred by such party in enforcing the terms of this Agreement.

 12, Benefit. This Agreement shall be binding upon and shall inure by the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement shall be construed to create any rights in third parties as third party beneficiaries or otherwise. This Agreement shall not be assigned to any party without the prior written consent of the other party, but no such assignment shall relieve the assigning party of its obligations.

 13. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by either party hereto, such party shall not be liable or responsible for any delays due to strikes, riots, acts of Cod, shortages of labor or materials, war, governmental laws and regulations or any other cause whatsoever beyond the control of such party,

 14. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived, provided that any amendment or waiver will be binding on Client only if such amendment or waiver is set forth in a writing executed by Client, ltd provided that any amendment or waiver will be binding upon Sivla only if such amendment or waiver is set forth in a writing executed by Sivla. The waiver of any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach,

$ 15. Construction and Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth, of Pennsylvania as if the Agreement were fully executed and performed under the laws of the Commonwealth of Pennsylvania so that the principles of conflicts of laws would not apply.

 16. Severability. Should any provision of this Agreement be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision shall be amended by the parties hereto so as to make it valid, legal and enforceable but keeping it as close to its original meaning as possible. The invalidity, illegality or unenforceability of any provision shall not affect to any manner the other provisions herein contained, which remain in full force and effect.

 17. Grammatical Usage. Throughout this Agreement, reference to the neuter gender shall be deemed to include the masculine and feminine the singular the plural and the plural the singular, as indicated by the context in which used.

 18. Headings; Context. The headings of the sections () and paragraphs()contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement,

 19. Counterparts. This Agreement may be executed in numerous counterparts, all of which shall be considered one and the same agreement. For purposes of this Agreement only, facsimile signatures shall be considered original signatures.

 20. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, representations and warranties of the parties as to the subject matter of this Agreement.

BY CAUSING THIS AGREEMENT TO BE EXECUTED HERE BELOW, THE PARTIES
ACKNOWLEDGE THAT THEY HAVE READ THIS AGREEMENT, UNDERSTAND IT, AND AGREE TO BE BOUND BY ITS TERMS, AND CONDITIONS.

IN WITNESS WHEREOF, Sivla and Client have executed this Agreement in multiple duplicate originals.

AGREED TO & ACCEPTED BY:                  AGREED TO AND ACCEPTED BY:

SIVLA INC.                                THATLOOK.COM

BY: /S/ NORMAN F. ALVIS                   BY:/S/ GERARD A. POWELL
-----------------------                   ------------------------
NORMAN F. ALVIS, its President            GERARD A POWELL, its president and
not individually                              and not individually

                                          /s/ Karen Morris
----------------------------              --------------------------
Witness                                   Witness
State of California                       Commonwealth of Pennsylvania
County of Sacremento, SS                  Monroe, SS

JUNE 28,2000                              JUNE 28,2000
NORMAN F. ALVIS personally appeared       GERARD A. POWELL personally
before me and acknowledged his            appeared before me and
execution of the foregoing instrument     acknowledge his execution of
to be the free act and deed of Sivla,     the foregoing instrument to be
Inc.                                      free act and deed of

                                AMENDMENT

THIS AMENDMENT is to the that certain agreement effective June 30th, 2000 ("Principal Agreement" attached hereto as Exhibit "A") made by and between thatlook.com, Inc., a business corporation organized under the laws of the state of Nevada with its principal offices located at 5003 Route 611, Stroudsburg, Pennsylvania 18360 ("Client"), and Silva, Inc., a business corporation organized under the laws of the state Of California with it's principal offices located at 1006 4th Street- Top Floor, Sacramento, California 95814 ("Silva"), (hereinafter referred to collectively as the "Parties").

WHEREAS certain disagreements have arisen between the Parties to the Principal Agreement, width is attached hereto ac Exhibit "A"; and

WHEREAS the Parties wish to reconcile these disagreements and resume performance of their duties and obligations under the Principal Agreement, as amended hereby

NOW, THEREFORE, in consideration of the mutual promises contained in this Amendment the Parties agree as follows:

1    "4(h) Registration Rights & Restrictions" is amended insofar as Sivla formally retracts its demand issued October 30th 2000 for registration of 2.25 million shares of the common stock of the Client. Through the retraction, Sivla renews its right to demand registration of the 2.25 million shares. Sivla's renewed demand registration right is exercisable at such time as Client requests further Media Advertising, it being the understanding of the Parties that no such further Media Advertising shall be placed until said 2.25 million shares are registered pursuant to a valid registration statement filed to response to Sivla's demand.

2. Within fourteen (14) days of the date on which this Amendment is fully executed below, Client agrees to instruct its securities counsel to file an SB-2 Registration Statement including therein one hundred sixty-six thousand (166,000) shares of common stock to be transferred to Sivla. Sivla agrees to provide Client's securities counsel each representations and warranties as said counsel may reasonably request in order to complete the filing of said SB-2.

3. Client shall cause an offer to purchase 50,000 shares of its registered common stock for Sivla each week commencing the week beginning Monday, November 13th, 2000. The raw share price shall be determined by the closing bid price of the securities at the time of offer. 0nce the price is fixed by buyer and seller, the buyer shall receive a further twenty-five (25%) discount. So long as bona fide weekly offers are made as contemplated in this Agreement, Silva shall refrain from selling shares in the open market up to 572,000 shares.

4. Client and Sivla, and each of them, acknowledge that neither is in default under the terms of the Principal Agreement or any agreement between the Parties. Each party retracts any and all pending allegations of wrong doing and agrees to resume performance of their duties under the Principal Agreement, as amended hereby. Further, each party, for itself and on behalf of its officers, directors, shareholders, affiliates, successors and assigns, hereby releases and discharges forever each of the entitles named below for all claims, whatsoever, from time beginning of the world to the date of this agreement: The Allan R Hackel Organization, Ins, Venture Capital Media, Inc. Venture Capital Media, Ltd. sad William McNeir Richmond P.C., together with each entity's officers, directors and shareholders.

5. Should any provision of this Amendment be determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, then, such provision shall be amended by the parties hereto so as to make it valid, legal and enforceable but keeping it as close to its original meaning as possible. The invalidity, illegality or unenforceability of any provision shall not affect in any manner the other provisions herein contained, which remain in full force and affect.

6. The Parties agree to accept facsimile signatures as original signatures In full execution of this Amendment to the Principal Agreement

BY CAUSING THIS DOCUMENT TO BE EXECUTED HERE BELOW, THE PARTIES
ACKNOWLEDGE THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AND
AGREE TO BE BOUND BY ITS TERMS AND CONDITION. EACH PARTY CERTIFIES THAT THEY HAVE HAD TIME TO CONSULT WITH COUNSEL OF THEIR CHOOSING AND ARE NOT SIGNING THIS AMENDMENT UNDER DURESS.

IN WITNESS WHEREOF, Sivla and. Client have executed this Amendment in multiple duplicate originals.

AGREED TO & ACCEPTED By:.                     AGREED TO & ACCEPTED BY:
SIVLA, INC.                                   THATLOOK.COM, INC.

By: /s/Norman F. Alvis Date 11/6/00      By: /s/Gerard A. Powell Date 11/15/00
   --------------------------------          ---------------------------------
     Norman F Alvis , its President          Gerald' A. Powell its CE0
     and not individually                    and not individually

                                             /s/Timothy Stewart
---------------------                        -------------------
Witness                                      Witness
State of California                          Commonwealth of Pennsylvania.
Sacraomento, 55.                             Monroe, SS.

November ___, 2000                           November____2000
Norman F. Alvia personally appeared before   Gerard A Powell personally
Me and acknowledged his execution to the     appeared before us and
Of the foregoing instrument to be the free   acknowledged his execution
act and deed of Silva,Inc.                   of the foregoing instrument to be
                                             the free act and deed of
                                             thatlook.com,Inc.


Before me,                                   Before me,


/s/Mindy A. Salerno                          /s/ Chris Cooke
-------------------                          ---------------
Notary Public                                Notary Public
My commission expires:                       My commission expires